Exhibit 10.1

November 2, 2025

Mr. Kirk L. Perry

Dear Kirk:

Reference is made to the offer letter between you and Kenvue Brands LLC (“Kenvue Brands” and together with its parent and affiliates, the “Company”), dated as of July 13, 2025 (the “Prior Offer Letter”), pursuant to which you are currently serving as Interim Chief Executive Officer (“Interim CEO”) of Kenvue Inc. (“Kenvue”). I am pleased to confirm this offer to serve, effective as of the date of the Merger Agreement (as defined below) (the “Effective Date”), as permanent Chief Executive Officer (“CEO”) of Kenvue, continuing to report directly to the Board of Directors of Kenvue (the “Board”).

For the avoidance of doubt, your employer of record will remain Kenvue Brands and on and following the Effective Date you will continue to serve on the Board in your current capacity. The following represents the other terms and conditions of your employment as CEO:

Compensation

Since you will continue to be designated an Executive Officer of the Company, the grant of all compensation, including the amount, structure, and other terms, is at the discretion of the Compensation & Human Capital Committee (“CHCC”) of the Board, subject to their approval and contingent upon individual and Company performance. The continuation of any compensation or benefits program is subject to the CHCC’s and/or the Company’s discretion. For the avoidance of doubt, while you serve as CEO, you will not receive any additional compensation for your service as a member of the Board (although any previously granted equity awards will remain outstanding in accordance with their terms).

On the Effective Date, your annualized gross base salary, which will continue to be paid bi-weekly, will be increased to $1,350,000 (less applicable deductions and withholdings). In exchange for such base salary increase and the continued payment of base salary following the Effective Date in accordance with the foregoing, you agree to waive any right you have under the Prior Offer Letter to receive a lump sum payment of the remaining base salary you would have received in 2025 following the End Date (as defined in the Prior Offer Letter).

Under the Prior Offer Letter, you were eligible to receive a bonus in respect of your service as Interim CEO (the “Interim CEO Bonus”). The Interim CEO Bonus will be paid to you following the date of this offer letter and prior to December 31, 2025, in an amount determined by the Board in accordance with the terms of the Prior Offer Letter.

In your position as CEO, you will be eligible to earn an annual cash performance award for each performance year (the “Annual Bonus”) that commences after the date of this letter agreement in accordance with the terms of the annual bonus plan applicable to the Company’s other Executive Officers (the “EOs”) generally, subject to Kenvue and/or individual performance as provided in the plan. Your annual bonus target will be 175% of your base salary. You are generally only eligible to receive an annual bonus if you remain employed at the end of the performance year in accordance with the Company’s Annual Performance Bonus Policy, except as set forth below.

For the avoidance of doubt, your equity awards granted pursuant to the Prior Offer Letter (“Existing Equity Awards”) shall remain outstanding in accordance with their terms following the date of this offer letter and the Effective Date.

In your position as CEO, you will be eligible for an annual grant of long-term incentive (“LTI”) awards, consisting of either restricted stock units or shares of restricted stock, at the time the Company generally makes grants of awards to EOs, with an aggregate value of $9,287,500. Annual LTI grants are generally made in March of each year.  See the enclosed brochure for more details on executive long-term incentives. All unvested LTI grants will be subject to a three-year graded vesting schedule, consistent with other EOs, are subject to forfeiture upon termination in accordance with the terms of the Kenvue Inc. Long-Term Incentive Plan (the “LTIP”) and/or equity award agreement(s), provided, that the award agreements for your LTI grants will be substantially the same as the Company’s publicly filed form of award agreement for restricted stock units (other than any provisions necessary to provide for restricted stock in lieu of restricted stock units), including provisions relating to your termination of employment and treatment in connection with a Change of Control (as defined in the LTIP), except that “Cause” and “Good Reason” will generally be as defined in the Existing Equity Awards, termination without Cause or resignation for Good Reason will result in continued vesting of your LTI awards (with any updates to reflect the change from interim to permanent Chief Executive Officer), with accelerated vesting upon closing of the Merger (as defined below), and Section 2(e)(v) will continue to apply.

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com

In recognition of your efforts to date in connection with the merger transaction contemplated by that Agreement and Plan of Merger, by and among [Kronos], [Cosmos] and the other parties thereto, dated as of the date hereof (the “Merger Agreement” and the transactions contemplated therein, the “Merger”), and the role you are expected to perform in connection with the closing of the Merger, as well as to recognize that, as provided below, you will not be eligible to receive severance payments and benefits under any Kenvue severance plan or policy, if you remain employed as CEO through the closing of the Merger, you will receive a one-time, cash bonus of up to $4,000,000 (less applicable deductions and withholdings) (the “Transaction Bonus”), based on the Board’s evaluation of your performance from the Effective Date through the closing of the Merger, with such amount to be determined by the Board prior to the closing of the Merger (with the understanding that the Transaction Bonus will be $4,000,000 if the Board determines that your performance meets expectations) and payable as soon as practicable following, but in no event later than 30 days following, the closing of the Merger. If you (x) are terminated without Cause or (y) resign for Good Reason (each as defined in the Existing Equity Awards) prior to the closing of the Merger, as soon as practicable following such date of termination, you will receive the Transaction Bonus in the amount of $4,000,000 as a lump sum payment.

If the Merger Agreement is terminated pursuant to its terms, then the Company and you agree to work together in good faith to amend this offer letter to reflect the terms that would have applied absent the Merger (including, without limitation, your participation in the Executive Severance Pay Plan on the terms and conditions previously discussed)

Compensation Recoupment

You will remain subject to any clawback or recoupment provisions as may be required by applicable laws or Company policies in effect and generally applicable to Company executives from time to time, including the Company’s Compensation Recoupment Policy for Significant Misconduct and the Incentive Compensation Recovery Policy.

Severance Benefits

You will not be eligible to participate in the Executive Severance Pay Plan or to otherwise receive any severance pay or benefits, other than as provided pursuant to the terms of any LTI grants you receive or the terms of this offer letter. In the event your service as CEO ends prior to December 31, 2026 or prior to payment of your 2026 Annual Bonus (other than as a result of your (x) termination for Cause or (y) resignation without Good Reason, as each term is defined in the Existing Equity Awards), as soon as practicable following such date of termination, you will receive a final lump sum payment equal to the base salary you would have received had you continued to serve as CEO through and including December 31, 2026 (if any) and notwithstanding anything to the contrary in the 2026 bonus plan or the Company’s Annual Performance Bonus Policy, you also remain eligible to receive a non-prorated 2026 Annual Bonus, payable at the same time and on the same terms and conditions as applicable to other EOs (but without duplication with respect to any amounts you may be eligible to receive with respect to your 2026 Annual Bonus pursuant to the terms of the Merger Agreement).

Other Requirements

Payment of the Transaction Bonus is contingent upon your continued compliance with the Company’s Employee Secrecy, Intellectual Property, Non-Competition, and Non-Solicitation Agreement that you signed in connection with the Prior Offer Letter (the “RCA”) and you will be required to promptly repay the Transaction Bonus (net of any taxes) if you are in violation of the RCA.

Benefits

As CEO, you will continue to be eligible to participate in the employee benefit plans, and receive any applicable perquisites, that you have received in your service as Interim CEO, subject to any changes to such plans and perquisites that apply to the EOs generally, or that have historically been made available to Kenvue’s CEO, including use of Kenvue’s plane for all reasonable business travel, car service in New Jersey, security services, and the use of a furnished apartment that is reasonably acceptable to you within reasonable commuting distance of Summit New Jersey (the “Company-provided Apartment”); provided that, recognizing the credible and persistent threats to your security, the Board may require that you travel using transportation provided by the Company as well as the Company-provided Apartment when physically present at Kenvue’s corporate headquarters in Summit, New Jersey; provided further, that you will be responsible for all taxes imposed on any “imputed income” that results from such arrangements.

In addition, you will be reimbursed for up to $25,000 in reasonable attorneys’ fees incurred in connection with your negotiation of this offer and any related documents.

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com

Miscellaneous

The Company maintains an employment-at-will relationship with its employees.  This means that both you and the Company retain the right to terminate this employment relationship at any time with or without cause or notice. All salary, bonuses, allowances, and other payments and benefits referred to in this offer letter will be considered normal income and will be subject to applicable state and Federal income taxes.

This offer letter constitutes our complete offer and supersedes the Prior Offer Letter, other than as explicitly provided herein and other than with respect to the RCA and the terms and conditions of any currently outstanding LTI grants.  Any promises or representations, either oral or written, not contained in this offer letter and the documents referred to herein, are not valid and are not binding on the Company. This offer letter will be binding upon your execution and return of the offer letter. Once binding, this offer letter will also be binding on any of the permitted successors and assigns of the Company.

We are pleased to offer you the position of CEO.  Please signify your acceptance of this offer of employment by signing and returning this document via secure email.  If you have any questions, please contact me.

Sincerely,

/s/ Larry Merlo

Larry Merlo

Agreed & Accepted:

/s/ Kirk Perry	11/02/2025

*Applicant’s signature (or printed name if by email)	Date

*Note: The Company accepts electronic signatures on Applications for Employment and offer letters. If you choose to use an electronic signature to accept this offer, you acknowledge and agree to the following:

“I understand that – pursuant to the Electronic Signature in Global and National Commerce Act – returning the signed offer letter from my e-mail account shall have the same legal effect and validity with respect to the acknowledgments set forth above as my handwritten signature.”

Kenvue Brands LLC recognizes electronic signature for offer acceptance as valid provided that the email account used to return the offer acceptance, and the email account noted on the applicant’s Employment Application (or for internal employees their online bid application), are identical.

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com